Exhibit 10.16

AMENDMENT NO. 1 TO SETTLEMENT, TERMINATION, RELEASE AND EQUITY PURCHASE AND LOAN AGREEMENT

THIS AMENDMENT NO. 1 TO SETTLEMENT, TERMINATION, RELEASE AND EQUITY PURCHASE AND LOAN AGREEMENT (this "Amendment No. 1") is dated as of August 12, 2020 but effective as of July 23, 2020 and is entered into by and among MULLEN TECHNOLOGIES, INC., a California corporation ("Mullen"), ORAWBRIDGE INVESTMENTS, LLC, a New Jersey limited liability company ("Drawbridge") and DBI Lease Buyback Servicing LLC, a Delaware limited liability company ("DBI"). Capitalized terms not defined herein shall have the same meaning as define in that Settlement, Termination, Release and Equity Purchase and Loan Agreement dated as of July 23, 2020 by and among Mullen, Drawbridge and DBI (the "Agreement").

RECITALS

WHEREAS, further to the Agreement, the Parties agreed, among other things, that Drawbridge would be issued newly issued shares of Series B Preferred Stock which represented 25% of the outstanding shares of Common Stock of Mullen on a fully diluted and fully converted basis;

WHEREAS, the number of Existing Shares, to be forfeited by Drawbridge and certain of its affiliates in connection with the Agreement, and Retained Shares, to be retained by the holders thereof, was each mistakenly overstated in the Agreement;

WHEREAS, the correct number of Existing Shares is 26,650,000 and the correct number of Retained Shares is 23,565,000;

WHEREAS, the number of shares of Common Stock of Mullen on a fully diluted and fully converted basis was mistakenly understated in the Agreement and Drawbridge should have in fact been issued more shares of Series B Preferred Stock than as originally set forth in the Agreement;

WHEREAS, Section 3.3(i) of the Agreement stated that on the date of the filing of the Amended and Restated Articles and after giving effect to the transactions contemplated under the Agreement, 59,299,101 of Common Stock and 69,800,000 shares of Series B Preferred Stock will be issued and outstanding, respectively;

WHEREAS, the correct number of shares of Common Stock issued and outstanding as of the Effective Date was 64,524,601 shares and the correct number of shares of Series B Preferred Stock to be issued to Drawbridge under the Agreement was 71,516,534 shares;

WHEREAS, on August 3, 2020, Mullen filed an Amendment to its Amended and Restated Articles to reflect the proper number of shares of Common Stock and Series B Preferred Stock referenced above (the "ARA Amendment"); and

WHEREAS, the Parties wish to enter into this Amendment No. 1 to properly reflect the outstanding number of shares of Common Stock as of the Effective Date and the number of shares of Series B Preferred Stock that should have been issued to Drawbridge as of the Effective Date and to waive any breach of the Agreement as a result of such mistaken amounts.

Now, therefore, for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	Recital E of the Agreement is amended and restated to read in full as follows:

"E. As of the Effective Date, (i) Schedule B attached hereto and incorporated herein by this reference sets forth an aggregate of 26,650,000 shares of common stock of Mullen ("Common Stock") currently owned by Drawbridge and certain of its affiliates (the "Existing Shares"); and (ii) Schedule C attached hereto and incorporated herein by this reference sets forth an aggregate of 23,565,000 shares of Common Stock previously issued by Mullen to persons or entities that are not parties to this Agreement (the "Retained Shares") and are not being forfeited, modified, altered, or canceled by the tenns of this Agreement;"

2.	Recital I of the Agreement is amended and restated to read in full as follows:

"I.         The Parties wish to advance and reorganize their respective interests by, among other things, (i) terminating and converting all outstanding obligations pursuant to the Advertising Agreements, the Loan Documents and the Option Agreement, {ii) selling the Assets to Mullen, {iii) executing a secured convertible promissory seller carry-back note {the "New Note") in the form attached hereto as Exhibit C to finance the purchase of the Assets by Mullen from DBI, (iv) forfeiting the Existing Shares, and (v) issuing an aggregate of 71,516,534 shares of Series B Convertible Preferred Stock to Drawbridge (the "Preferred Shares"), which Preferred Shares shall be initially convertible into 71,516,534 shares of Common Stock (the "Conversion Shares" and together with the Preferred Shares, the "New Shares") pursuant to the tenns set forth in the Amended and Restated Articles of lncorporation of Mullen (the "Amended and Restated Articles") in the form attached hereto as Exhibit D. on the tenns and subject to the conditions set forth in this Agreement and in the documents attached hereto as exhibits and schedules. The New Note will be secured by a first priority lien on certain of Mullen's assets, as more particularly described therein. Further, the New Note shall have a twenty-four (24) month tenn and bear interest at the rate of 28% per annum and will provide that 50% of the net proceeds (which shall be deemed gross proceeds minus direct selling costs, expenses and commissions) received, directly or indirectly by Mullen and/or its subsidiaries from the issuance of any equity or equity-linked financing (including convertible debt), less any selling commissions, will be applied towards the outstanding amounts owed under the New Note, except for the approximately up to $10 million of capital to be contributed by Net Element, Inc. in connection with a proposed reverse merger transaction. Also, the New Note will be convertible, at the option of the holder, into shares of the common stock of Mullen or Reporting Co. (as that tennis defined herein), as the case may be, as more particularly described therein;"

3.	Section 2.1 of the Agreement is amended and restated to read in full as follows:

"2.1         In consideration for the Parties' agreement to consummate the transactions set forth in Section 1 above, in addition to the issuance of the New Note, the Parties agree that, effective as of the Effective Date, Drawbridge will be issued an aggregate of 71,516,534 Preferred Shares, which shall be initially convertible into 71,516,534 shares of Common Stock, which the Parties hereto acknowledge shall represent twenty five percent (25%) of the outstanding shares of Common Stock of Mullen on a fully diluted and converted basis, after forfeiture of the Existing Shares described herein."

4.	Section 3.3(i) of the Agreement is amended and restated to read in full as follows:

"3.3 (i) upon the filing of the AAR Amendment and after giving effect to the transactions contemplated hereunder, the authorized capital stock of Mullen will consist of (1) 600,000,000 shares of Common Stock, of which 64,524,601 will be issued and outstanding, 150,025,000 will be reserved for issuance upon conversion of Series A Preferred Stock and 73,800,250 will be reserved for issuance upon conversion of Series B Preferred Stock, and (2) 73,800,250 shares of preferred stock, of which, 1,500,250 will be designated as Series A Preferred Stock and 72,300,000 will be designated as Series B Preferred Stock, of which 1,500,250 and 71,516,534 will be issued and outstanding, respectively. Mullen shall not issue any additional shares of Series B Preferred Stock on or after the Effective Date without the prior written consent of Drawbridge, which consent may be withlleld in Drawbridge's sole discretion. Except for the Series A Preferred Stock, Series B Preferred Stock and the New Note, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Mullen, or contracts, commitments, understandings or arrangements by which Mullen is or may become bound to issue additional capital stock of Mullen or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Mullen;"

5.	Amendments to Schedule B (Existing Shares) and Schedule C (Retained Shares).

5.1    Schedule B shall be amended to reflect that Highscore Capital LLC shall forfeit an aggregate of 8,500,000 shares of Common Stock, with the row "3 /4/19 2,502,500" being deleted in its entirety and the row "Total Common Shares to be Forfeited" amended to reflect an overall aggregate of26,650,000 Existing Shares.

5.2   Schedule C shall be amended to reflect that MNB Capital Group LLC will retain an aggregate of 5,000,000 shares of Common Stock, with the row "3/4/19 1,001,000" being amended and restated to read " 3/4/19 1,000,000" and the row "Total Common Shares to be Retained" amended to reflect an overall aggregate of 23,565,000 Retained Shares.

6.    The Parties waive any breach of the Agreement or the Exhibits and Schedules thereto as a result of the aforementioned inaccuracy in the Agreement of the outstanding shares of Common Stock of Mullen as of the Effective Date and the number of shares of Series B Preferred Stock to be issued to Drawbridge.

7.	Miscellaneous.

7.1    Entire Agreement. The Agreement, except as expressly amended by this Amendment No. 1, constitutes the entire agreement among the Parties and supersedes and terminates any prior agreements, representations, warranties, or communications, whether oral or written, between and among the Parties relating to the subject matter herein.

7.2    Governing Law. New York law, without regard to conflict or choice of law principles, shall govern the construction, application and enforcement of this Amendment No. 1.

7.3    Amendment, Modification and Waiver. This Amendment No. l may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each Party.

7.4    Binding Effect. All the terms and provisions of this Amendment No. I shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Amendment No. 1 shall not be assignable by a Party without the advance written consent of the other Parties.

7.5    Further Acts. Time is of the essence. Each Party shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts, as reasonably requested by any other Party in order to consummate and give effect to the transactions contemplated by this Amendment No.I.

7.6    Counterparts. This Amendment No. 1 may be executed electronically and in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment No. I by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart to this Amendment No. 1.

(signature pages follow)

IN WITNESS WHEREOF, all Parties have executed this Amendment No. I to Settlement, Termination, Release and Equity Purchase and Loan Agreement, and upon full execution and delivery by all signatories, this Agreement shall be deemed effective as of the 23rd day of July, 2020.

(Signature Page to Amendment No. I to Settlement, Tennination, Release and Equity Purchase and Loan Agreement)

IN WITNESS WHEREOF, all Parties have executed this Amendment No. 1 to Settlement, Termination, Release and Equity Purchase and Loan Agreement, and upon full execution and delivery by all signatories, this Agreement shall be deemed effective as of the 23rd day of July, 2020.

DRAWBRIDGE: Drawbridge Investmentst LLC By: /s/ Tsvi Davis Name: Tsvi Davis Its: Member Address: 211 Boulevard of the Americas, Suite 205 Lakewood, NJ 08701 Email:

(Signature Page to Amendment No. 1 to Settlement, Termination, Release and Equity Purchase and Loan Agreement)

IN WITNESS WHEREOF, all Parties have executed this Amendment No. 1 to Settlement, Tennination, Release and Equity Purchase and Loan Agreement, and upon full execution and delivery by all signatories, this Agreement shall be deemed effective as of the 23rd day of July, 2020.

DBI: DBI Lease Buyback Servicing, LLC By: /s/ Moshe Minz Name: Moshe Minz Its: Managing Member Address: 211 Boulevard of the Americas, Suite 206 Lakewood, NJ 08701 Email:

(Signature Page to Amendment No. l to Settlement, Termination, Release and Equity Purchase and Loan Agreement)